SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant /_/

Check the appropriate box:

/X/ Preliminary Proxy Statement
/_/ Definitive Proxy Statement
/_/ Definitive Additional Materials
/_/ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Steel of West Virginia
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

________________________________________________________________________________
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/_/ No fee required.
/_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

   _____________________________________________________________________________

2) Aggregate number of securities to which transaction applies:

   _____________________________________________________________________________

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

   _____________________________________________________________________________

4) Proposed maximum aggregate value of transaction:

   _____________________________________________________________________________

/_/ Fee paid previously with preliminary materials.
/_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount previously paid: _________________________________________________

    2) Form, Schedule or Registration No. ______________________________________

    3) Filing party: ___________________________________________________________

    4) Date filed: _____________________________________________________________

___________
*Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                     Preliminary Proxy Materials







                                                              April 4, 1997


Dear Stockholder:

     It is our pleasure to invite you to the Annual Meeting of Stockholders of Steel of West Virginia, Inc. to be held on Thursday, May 15, 1997 at 10:30 a.m. at the Radisson Hotel Huntington, 1001 3rd Avenue, Huntington, West Virginia.

     Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are accordingly urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States.

     We sincerely hope you will be able to join us at the meeting. The officers and directors of the Company look forward to seeing you at that time.

                                                Sincerely,



                                                Robert L. Bunting, Jr.
                                                Chairman



                                                Timothy R. Duke
                                                President

                                                     Preliminary Proxy Materials


                          STEEL OF WEST VIRGINIA, INC.
                           17th Street and 2nd Avenue
                         Huntington, West Virginia 25703



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  May 15, 1997



     The Annual Meeting of Stockholders of Steel of West Virginia, Inc. (the "Company") will be held at the Radisson Hotel Huntington, 1001 3rd Avenue, Huntington, West Virginia on Thursday, May 15, 1997 at 10:30 a.m. for the following purposes:

     1.   To elect Directors of the Company for the ensuing year.

     2. To approve an amendment to the Company's Certificate of Incorporation to authorize 13,000,000 additional shares of Common Stock.

     3. To approve an amendment to the Company's Certificate of Incorporation to authorize the issuance of up to 2,000,000 shares of Preferred Stock, par value $.01 per share, in one or more series, on terms and conditions to be established by the Board of Directors from time to time.

     4. To approve an amendment to the Company's Certificate of Incorporation to provide that stockholder action may be taken only at a meeting of the stockholders and not by written consent.

     5. To ratify the reappointment of Ernst & Young LLP as independent accountants for the Company.

     6. To transact such other business as may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on March 31, 1997 as the record date for the determination of stockholders entitled to notice and to vote at the meeting and any adjournments thereof.

     IF YOU ARE UNABLE TO BE PRESENT PERSONALLY, PLEASE SIGN AND DATE THE ENCLOSED PROXY WHICH IS BEING SOLICITED BY THE BOARD OF DIRECTORS, AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                By Order of the Board of Directors


                                STEPHEN A. ALBERT
                                Secretary

April 4, 1997

                                                     Preliminary Proxy Materials

                          STEEL OF WEST VIRGINIA, INC.
                           17th Street and 2nd Avenue
                         Huntington, West Virginia 25703

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 15, 1997

                               GENERAL INFORMATION

     The accompanying proxy is solicited by and on behalf of the Board of Directors of Steel of West Virginia, Inc. (the "Company") to be used at the Annual Meeting of Stockholders to be held at the Radisson Hotel Huntington, 1001 3rd Avenue, Huntington, West Virginia on Thursday, May 15, 1997, at 10:30 a.m. and any adjournments thereof.

     When the enclosed proxy is properly executed and returned, the shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), it represents will be voted at the meeting in accordance with any directions noted thereon and, if no direction is indicated, the shares it represents will be voted: (i) FOR the election of the nominees for Directors set forth below; (ii) FOR the proposed amendment to the Company's Certificate of Incorporation to authorize 13,000,000 additional shares of Common Stock; (iii) FOR the proposed amendment to the Company's Certificate of Incorporation to authorize the issuance of up to 2,000,000 shares of Preferred Stock, par value $.01 per share, in one or more series, on terms and conditions to be established by the Board of Directors from time to time; (iv) FOR the proposed amendment to the Company's Certificate of Incorporation to provide that stockholder action may be taken only at a meeting of stockholders and not by written consent; (v) FOR the ratification of the reappointment of Ernst & Young LLP as independent accountants for the Company; and (vi) in the discretion of the holders of the proxy with respect to any other business that may properly come before the meeting. Any stockholder signing and delivering a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any stockholder attending the meeting in person may withdraw his or her proxy and vote his or her shares.

     The cost of this solicitation of proxies will be borne by the Company. Solicitations will be made only by mail; provided, however, that officers and regular employees of the Company may solicit proxies personally or by telephone or telegram. Such persons will not be specially compensated for such services. The Company may reimburse brokers, banks, custodians, nominees and fiduciaries holding stock in their names or in the names of their nominees for their reasonable charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

     The approximate mailing date of this Proxy Statement and the accompanying proxy is April 4, 1997.

                                 VOTING RIGHTS

     Only stockholders of record at the close of business on March 31, 1997, will be entitled to vote at the Annual Meeting of Stockholders. On that date, there were 5,991,276 shares of Common Stock outstanding, the holders of which are entitled to one vote per share on each matter to come before the meeting. Voting rights are non-cumulative. A majority of the outstanding shares will constitute a quorum at the meeting and abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

     Directors are elected by plurality vote. The approval of the amendments to the Company's Certificate of Incorporation and the ratification of the reappointment of Ernst & Young LLP will require the affirmative vote of a majority of the Common Stock voting on the proposal. Abstentions and broker non-votes will not be counted in the election of directors or in determining whether such ratification has been given.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of March 25, 1997, the beneficial ownership of Common Stock of each person known to the Company who owns more than 5% of the issued and outstanding Common Stock.

Name and Address                         Amount and Nature of     Percent of
of Beneficial Owner                      Beneficial Ownership      Class(7)
-----------------------------------      --------------------     ----------
FMR Corp.                                      909,800(1)           15.19
82 Devonshire Street
Boston, Massachusetts 02109

Heartland Advisors, Inc.                       590,000(2)            9.85
790 North Milwaukee Street
Milwaukee, WI  53202

Putnam Investments, Inc.                       546,700(3)            9.12
One Post Office Square
Boston, Massachusetts 02109

Robert L. Bunting, Jr.                         534,380(4)            8.92
c/o Steel of West Virginia, Inc.
17th Street and 2nd Avenue
Huntington, West Virginia 25703

Dimensional Fund Advisors, Inc.                406,600(5)            6.79
1299 Ocean Avenue
Santa Monica, California  90401

Wachovia Corporation                           320,000(6)            5.34
301 North Main Street
Winston-Salem, NC  27150-3099



---------------
(1) Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 733,000 shares (12.23%) of Common Stock as a result of acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 733,000 shares (12.23%) of Common Stock outstanding. Fidelity Low-Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 733,000 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Board of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 176,800 shares (2.95%) of Common Stock as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp. through its control of Fidelity Management Trust Company, has sole voting and dispositive power over 176,800 shares of Common Stock owned by the institutional account(s) as reported above. Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of Common Stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson

     3d owns 12.0% and Abigail P. Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is chairman of FMR Corp. and Abigail P. Johnson is a director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholder's voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting Common Stock and the execution of the shareholder's voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940 to form a controlling group with respect to FMR Corp. The information set forth herein is based on a Schedule 13G dated February 14, 1997 filed by FMR Corp. with the Securities and Exchange Commission.

(2) Heartland Advisors, Inc. ("Heartland"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, is the beneficial owner of 590,000 shares of Common Stock held in investment advisory accounts. Heartland has sole voting and dispositive power over the shares it owns, but various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities. The information set forth herein is based on a Schedule 13G filed with the Securities and Exchange Commission

(3) Putnam Investments, Inc. ("Putnam") is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. ("M&MC") and wholly owns two registered investment advisers: Putnam Investment Management, Inc. and the Putnam Advisory Company, Inc., which are deemed to be beneficial owners of the shares set forth in the table above. Neither Putnam nor M&MC has any power to vote or dispose of, or direct the voting or disposition of, any of the shares set forth in the table above, which were acquired by the afore-named investment advisors for investment purposes for advisory clients. The information set forth herein is based on a Schedule 13G dated January 27, 1997 filed by Putnam with the Securities and Exchange Commission, which filing Putnam states should not be deemed an admission of beneficial ownership.

(4) Of this amount, 233,710 shares are held in a trust for the benefit of Mr. Bunting's wife, Nancy L. Bunting, and 237,557 shares are held in a trust for the benefit of Mr. Bunting. Mr.and Mrs. Bunting are co-trustees of each of said trusts. This amount includes 8,000 shares that Mr. Bunting has the right to acquire through the exercise of options.

(5) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 406,600 shares set forth in the table above, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. The information set forth herein is based on a Schedule 13G dated February 5, 1997 filed by Dimensional with the Securities and Exchange Commission.

(6) Wachovia Corporation ("Wachovia"), a holding company, is the beneficial owner of 320,000 shares of Common Stock held by Wachovia Bank of North Carolina, N.A., Wachovia Bank of Georgia, N.A., and Wachovia Bank of South Carolina, N.A., as trustees. Wachovia has sole voting and dispositive power over such shares. The information set forth herein is based on a Schedule 13G dated February 14, 1997 filed by Wachovia with the Securities and Exchange Commission, which filing Wachovia states should not be deemed an admission of beneficial ownership.

(7) Includes 85,500 shares deemed outstanding that may be acquired through the exercise of options.

                                    DIRECTORS

PROPOSAL 1. ELECTION OF DIRECTORS

     At the Annual Meeting of Stockholders, the entire Board of Directors, consisting of six members, is to be elected. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the six nominees named below. Each nominee named below is presently serving as a Director of the Company and is anticipated to be available for election and able to serve. However, if any such nominee should decline or become unable to serve as a Director for any reason, votes will be cast instead for a substitute nominee designated by the Board of Directors or, if none is so designated, will be cast according to the judgment in such matters of the person or persons voting the proxy.

     The tables below and the paragraphs that follow present certain information concerning the nominees for Director and the executive officers of the Company. Each elected Director will serve until the next Annual Meeting of Stockholders and until his or her successor has been elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. None of the Company's Directors or executive officers has any family relationship with any other Director or executive officer.

Nominees for Directors

                                                                                   Shares of
                                                                                  Common Stock
                                                                                  Beneficially
                                                                                  Owned as of
                                                Positions         Years with       March 25,        Percent of
            Name                   Age        with Company         Company            1997           Class (5)
----------------------------      ------   -------------------   ------------   ----------------   -------------
Robert L. Bunting, Jr.              63     Chairman, Chief            14            534,380(2)          8.92
                                           Executive Officer
                                           and Director
Timothy R. Duke                     45     President, Chief           10             23,140(3)             *
                                           Operating Officer
                                           and Director

Stephen A. Albert                   44     Director                   10              4,000(4)             *

Albert W. Eastburn(1)               68     Director                    4              8,934(4)             *
Daniel N. Pickens(1)                47     Director                    4              6,391(4)             *
Paul E. Thompson(1)                 66     Director                    3              5,391(4)             *


All Directors and executive officers as a group ...........................         582,236(2)(3)(4)    9.72

------------------------
*   Less than one percent

(1)  Member of the Compensation and Benefits Committee and the Audit Committee.

(2) Of this amount, 233,710 shares are held in a trust for the benefit of Mr. Bunting's wife, Nancy L. Bunting, and 237,577 shares are held in a trust for the benefit of Mr. Bunting. Mr. and Mrs. Bunting are co-trustees of each of said trusts. This amount includes 8,000 shares that Mr. Bunting has the right to acquire through the exercise of options.

(3) This amount includes 6,000 shares that may be acquired through the exercise of options.

(4) This amount includes 4,000 shares that may be acquired by each of Messrs. Albert, Eastburn, Pickens and Thompson through the exercise of options.

(5) Includes 85,500 shares deemed outstanding that may be acquired through the exercise of options.

Executive Officers who are not Directors


                                                                                                  Shares of
                                                                                                Common Stock
                                                                                                Beneficially           Percent
                           Positions and Offices with                      Executive             Owned as of             of
       Name                       the Company                Age        Officer Since         March 25, 1997          Class (2)
-------------------      ------------------------------    --------    ----------------     ------------------     ---------------

Larry E. Gue             Vice President of Human              54              1988                 10,140(1)              *
                         Relations

Mark G. Meikle           Vice President, Treasurer            32              1996                  3,000(1)              *
                         and Chief Financial Officer

T. Elton North           President, Marshall Steel,           49              1993                  3,000(1)              *
                         Inc.


------------------------
*    Less than one percent.

(1) This amount includes 3,000 shares that may be acquired through the exercise of options.
(2) Includes 85,500 shares deemed outstanding that may be acquired through the exercise of options.


Business Experience of Nominees and Executive Officers

     Robert L. Bunting, Jr. has been Chairman of the Company, SWVA, Inc. ("SWVA") and Marshall Steel, Inc. ("Marshall"), the Company's wholly-owned subsidiaries, since April 1993, Chief Executive Officer and a Director of the Company since December 1986, Chief Executive Officer and a Director of SWVA since its organization in 1982, President of the Company from 1986 to October 1996, and President of SWVA from 1982 to October, 1996. Mr. Bunting was Works Manager of the Company's mini-mill before it was owned by SWVA. Before becoming President of the mini-mill, Mr. Bunting held various positions in the steel industry over a period of 27 years. Mr. Bunting received a bachelor of metallurgical engineering from Cornell University in 1955.

     Stephen A. Albert has been a Director of the Company since December 1986. Since January 1996, Mr. Albert has been a member of the law firm of Sierchio & Albert, P.C., counsel to the Company. Prior thereto, Mr. Albert was, since February 1989, special counsel to the law firm of Proskauer Rose Goetz & Mendelsohn LLP, counsel to the Company until January 1996, and prior thereto, Mr. Albert was a member of the law firms of Feit & Ahrens and Feit & Shor, which were counsel to the Company until January 1989. Mr. Albert has been engaged in the practice of law in New York City since 1977.

     Albert W. Eastburn has been a Director of the Company since April 1993. Mr. Eastburn was President and Chief Operating Officer of the Steel Group of Lukens, Inc., a leading specialized manufacturer of steel plate and stainless steel products ("Lukens"), from November 1988 until his retirement in 1991. Prior thereto, Mr. Eastburn held various positions at Lukens which he joined in 1955.

     Daniel N. Pickens has been a Director of the Company since April 1993. Mr. Pickens has been a Vice President in the investment banking firm of Janney Montgomery Scott Inc. since July 1996. Prior thereto, Mr. Pickens was a Senior Vice President in the Corporate Finance Department of Wheat First Securities, Inc. ("Wheat First") and held various positions at Wheat First since 1981. Before joining Wheat First, Mr. Pickens practiced as an attorney in Philadelphia, Pennsylvania.

     Paul E. Thompson has been a Director since January 1994. From 1986 until his retirement in 1992, Mr. Thompson was a Sub-District Director, District 23, of the United Steel Workers of America ("USWA"). Prior thereto, Mr. Thompson was a Staff Representative, District 23, of the USWA.

     Timothy R. Duke has been President, Chief Operating Officer and a Director since October 1996, Vice President, Treasurer and Chief Financial Officer from March 1988 to October 1996 and Controller from June 1987 to March 1988. Mr. Duke was formerly the Manager-Operations Accounting at Joy Manufacturing, and served in various positions at Joy Manufacturing Company from 1979 until he joined the Company. Mr. Duke is a certified public accountant and a certified management accountant and has more than 20 years of experience in industry. He received a bachelor of science degree in business from Pennsylvania State University and a masters of business administration from Duquesne University.

     Larry E. Gue has been Vice President of Human Relations of SWVA, Inc. since March 1988 and has been Manager of Personnel and Public Relations of SWVA since its organization in 1982. Mr. Gue began working at the Company's mini-mill in 1971 as part of the maintenance team. At that time, Mr. Gue was actively involved in, and later became a leader of, the United Steel Workers of America (Local 37), the union which represents the Company's work force.

     Mark G. Meikle has been Vice President, Treasurer and Chief Financial Officer of the Company since October 1996, Corporate Controller from February 1991 until October 1996 and Assistant Controller from April 1989 to February 1991. Mr. Meikle previously was employed by Ernst & Young working in both the audit and tax departments. Mr. Meikle is a certified public accountant and a certified management accountant. He received a bachelor of science degree in business from West Virginia State College and a masters of business administration from Marshall University.

     T. Elton North has been President of Marshall since its organization in April 1993. From June 1992 until April 1993, Mr. North was Division Manager for the Memphis, Tennessee division of Marshall Steel Inc., a wholly-owned subsidiary of Marshall Steel Ltd, a Canadian steel company. This division was sold to the Company. Mr. North served as branch manager of Marshall Steel Ltd. from June 1991 to June 1992. Prior thereto, Mr. North served as marketing manager of Marshall Steel Ltd. for approximately six years.

Meetings of the Board of Directors and Committees

     During the year ended December 31, 1996, the Board of Directors held ten meetings. During that period no Director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during the period for which he was a Director and (ii) the total number of meetings held by all Committees of the Board of Directors on which he served during the period that he served on such Committees.

     The Company's Board of Directors has a Compensation and Benefits Committee and an Audit Committee, both of which are comprised of Directors who are not officers or employees of the Company. The Board of Directors does not have a standing nominating committee. The Compensation and Benefits Committee (the

"Compensation Committee") reviews employee compensation and benefits, and the Audit Committee reviews the scope of the independent audit, the appropriateness of the accounting policies, the adequacy of internal controls, the Company's year-end financial statements and such other matters relating to the Company's financial affairs as its members deem appropriate. During 1996, the Compensation and Benefits Committee held one meeting and the Audit Committee held one meeting.

Executive Compensation

     The following summary compensation table sets forth individual compensation information for the Chief Executive Officer and each of the Company's executive officers whose aggregate compensation exceeded $100,000 during the years ended December 31, 1994, 1995 and 1996.

                           Summary Compensation Table

                                                                                                    All Other
Name and Principal Position                      Year          Salary              Bonus            Compensation
---------------------------                      ----          ------              -----            ------------

Robert L. Bunting, Jr.                           1994         $225,000           $121,537           $ 9,957(1)
Chairman, Chief Executive                        1995          225,000            150,750             9,957(1)
Officer and Director                             1996          225,000            112,500             8,538(1)

Timothy R. Duke, President,                      1994         $120,000           $ 69,375           $18,371(2)
Chief Operating Officer                          1995          139,167             77,679             9,570(2)
and Director                                     1996          153,327             78,400             6,058(2)

Larry E. Gue, Vice President of Human            1994         $120,000           $ 67,126           $ 6,403(3)
Relations                                        1995          120,000             35,470             6,403(3)
                                                 1996          120,000              1,869             5,268(3)

T. Elton North, President                        1994         $ 75,000           $ 47,099           $ 9,690(4)
Marshall Steel, Inc.                             1995           75,000             50,876             6,915(4)
                                                 1996           79,039             45,000             5,421(4)


------------------------
(1) Consists of a $7,500, $7,500 and $6,081 contribution to a defined contribution plan and $2,457 of costs of group-term life insurance coverage provided by the Company for 1994, 1995, and 1996 respectively.

(2) Consists of a $6,000, $6,708 and $5,676 contribution to a defined contribution plan, $143, $186, and $382 costs of group-term life insurance coverage provided by the Company, and $12,228, $2,676 and $0 paid in connection with the Company's scholarship program, which is available to all employees to which the Company pays a portion of the cost of post-high school education for employees' dependents for 1994, 1995 and 1996 respectively.

(3) Consists of $6,000, $6,000 and $4,865 contribution to a defined contribution plan and $403 of costs of group-term life insurance coverage provided by the Company for 1994, 1995, and 1996 respectively.

(4) Consists of $3,750, $3,750 and $3,041 contribution to a defined contribution plan, $5,850, $3,075 and $2,272 for personal use of a company vehicle, and $90, $90 and $108 of costs of group-term life insurance coverage provided by the Company for 1994, 1995 and 1996 respectively.

     The following tables present certain additional information concerning stock options granted to or exercised by executive officers during 1995. These were no stock options granted to executive officers in 1996.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

                                                                                   Value of Unexercised In-the-
                                   Number of Securities                                        Money
                              Underlying Unexercised Options                          Options at December 31,
                                   at December 31, 1996                                     1996($)(1)
                            ----------------------------------                   ---------------------------------
    Name                    Exercisable          Unexercisable                   Exercisable         Unexercisable
----------------            -----------          -------------                   -----------         -------------
Robert L. Bunting, Jr.          8,000                        0                        ---                   ---
Timothy R. Duke                 6,000                        0                        ---                   ---
Mark G. Meikle                  3,000                        0                        ---                   ---
Larry E. Gue                    3,000                        0                        ---                   ---
T. Elton North                  3,000                        0                        ---                   ---

---------------------
(1)  None of the options are "in-the-money".


Agreements Regarding Termination of Employment

     The Company and Mr. Duke entered into a Change of Control Severance Agreement, dated as of July 31, 1996, which provides that upon a "change of control," Mr. Duke will be entitled to receive an amount equal to the greater of
(i) 125% of his annual base salary for the year in which such severance of employment occurs, and (ii) 125% of his annual base salary for the year preceding the year in which such severance of employment occurs, payable at Mr. Duke's option in a lump sum or bi-monthly during the 12 months following such severance. A "change of control" is defined in the agreement to have occurred if
(i) the Company or SWVA is a party to a merger or combination under the terms of which any person or group (as that term is defined in Rule 13d-5 under the Securities and Exchange Act of 1934) owns 20% or more of the shares in the resulting company, or (ii) at least 50% in fair market value of the Company's or SWVA's assets are sold, or (iii) at least 20% in voting power in election of directors of the Company's or SWVA's capital stock is acquired by any one person or group as that term is used in Rule 13d-5, or (iv) the individuals comprising the Board of Directors of the Company on the date of the agreement cease to comprise a majority of the Board of Directors of the Company or SWVA.

Directors' Compensation

     Pursuant to the 1995 Non-Employee Directors Stock Option Plan (the "Directors' Plan"), which is administered by the Compensation and Benefits Committee, on April 1 of each year each Director (currently Messrs. Albert, Eastburn, Pickens and Thompson) who is not an active employee of the Company receives a grant of options to purchase 2,000 shares of Common Stock. All such options are exercisable at the fair market value (determined in accordance with the provisions of the Directors' Plan) at the date of grant, commencing on the first anniversary of that date, and expire ten years after that date. The Directors' Plan authorizes the issuance of up to 70,000 shares of Common Stock upon the exercise of non-qualified stock options granted to non-employee Directors of the Company.

     The non-employee Directors (other than Mr. Albert) also receive cash compensation for services as a Director, consisting of an annual retainer in the amount of $6,000, a fee of $1,000 for each committee on which he serves, and a fee of $1,000 for each meeting of the Board of Directors, the Compensation Committee and the Audit Committee that he attends, of which $11,000 of the compensation payable for a given year is paid in cash, and the balance of such compensation is paid by an award of shares of the Company's Common Stock. The award is paid on December 15 of each year, with the number of shares to be awarded to be determined by dividing the Director's compensation for the year, less $11,000, by the fair market value of the Common Stock on that date, with the Director receiving cash in lieu of fractional shares. In 1996, the non-employee Directors as a group received for their services as Directors cash compensation of $33,000 and 5,216 shares of Common Stock.

     As of March 25, 1997, all Directors who are not executive officers of the Company have been granted options for an aggregate of 16,000 shares (4,000 shares each), 50% which vested on April 1, 1996 at an exercise price of $11 3/8 per share, and 50% which vested on April 1, 1997 at an exercise price of $9 per share. All of the options are for a period of ten years from the date of grant.

     On March 24, 1997, the closing sale price for the Common Stock on the NASDAQ Stock Market, Inc. was $6 3/4.

                          Compensation Committee Report
Compensation Policies

     The Compensation Committee of the Board of Directors is comprised of Directors who are not officers or employees of the Company. The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding the compensation and benefits of the Company's management. The Committee's philosophy is that the Company's goals are more likely to be achieved if management is encouraged to work together as a team and if final compensation is tied to the Company's and the individual's performance during the year, based on such Company factors as the change in operating income from the prior year, the Company's achievement of budgeted earnings objectives, and the Company's results of operations in light of economic conditions in the industry and the general economy, and such personal factors as the individual's supervision of or performance in his or her particular business unit, and his or her supervision of significant corporate projects. Prior to 1995, this philosophy had been implemented through the use of discretionary bonuses in which each person included in the bonus award, including the Company's Chief Executive Officer, received the same fixed percentage of salary as a bonus. Incentive compensation is now awarded to management personnel to the extent that the Company achieves certain corporate goals, and the particular individual achieves certain personal goals.

Fiscal 1996 Compensation

     In 1996, the base compensation of the Company's Chief Executive Officer, Robert L. Bunting, Jr., was $225,000, as established pursuant to the employment agreement then in effect between the Company and Mr. Bunting. No discretionary bonuses were awarded to management personnel in 1996 although management awards for 1995 were paid in 1996.


                                            Compensation Committee
                                            ----------------------
                                            Albert W. Eastburn
                                            Daniel N. Pickens
                                            Paul E. Thompson

Performance Graph

         Below is a graph comparing the cumulative total stockholder return on the Company's Common Stock for the last five years with the cumulative total return of companies included in the S&P 500 Stock Index and an index of peer companies selected by the Company. The graph assumes (i) investment of $100 on December 31, 1991 in the Company's Common Stock, the S&P 500 Index and Common Stock of the peer group and (ii) the reinvestment of all dividends. The peer group consists of Commercial Metals Co., Lukens, Inc., New Jersey Steel Corp., Nucor Corp. and Roanoke Electric Steel Corp.

                    1991      1992      1993      1994      1995      1996
                    ----      ----      ----      ----      ----      ----
PEER GROUP          100.0%    157.0%    179.0%    176.4%    178.7%    163.7%
SWVA                100.0%    366.7%    566.7%    488.9%    411.1%    333.3%
S&P 500             100.0%    104.5%    111.8%    110.1%    147.7%    177.6%

Certain Transactions

     The law firm of Sierchio & Albert, P.C., of which Stephen Albert, a Director of the Company, is a member, has served as general counsel to the Company since January 1996. In 1996, the Company paid legal fees totalling $69,000 to Sierchio & Albert, P.C. for general representation of the Company.

                   AMENDMENTS TO CERTIFICATE OF INCORPORATION

     As set forth below, the Board of Directors is recommending that the stockholders approve certain amendments to the Company's Certificate of Incorporation. The first two of these proposals, which provide for increasing the number of authorized shares of Common Stock and for the authorization of preferred stock, will afford the Company flexibility in such matters as raising additional capital, and the third of these proposals, which provides that stockholder action may be taken only at a meeting of the stockholders, will assure that all stockholders will have the ability to participate in any action for which stockholder approval is required. These proposals could also have the effect of making it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, a controlling interest in the Company. To that extent, the amendments are intended to encourage persons seeking to acquire control of the Company to initiate such an acquisition through arm's length negotiations with the Company's Board of Directors, which will be able to evaluate the proposal and study alternative proposals in the absence of the coercive atmosphere that might otherwise prevail and without the imminent threat of removal. The amendments cannot, and are not intended to, prevent a purchase of all or a majority of the equity securities of the Company nor are they intended to deter bids or other efforts to acquire such securities. Rather, the amendments are intended, in part, to discourage disruptive tactics and takeovers at unfair prices or on terms that do not provide all stockholders with the opportunity to sell their stock at a fair price, and to encourage third parties which may seek to acquire control of the Company to initiate such an acquisition through negotiations directly with the Board of Directors. Therefore, the Board of Directors believes that it will be in a better position to protect the interests of all of the stockholders if the amendments are approved. From time to time the Board of Directors has received various expressions of interest from third parties regarding their desire to discuss a possible business combination, and the Company recently received such a request, which the Board of Directors determined would not be in the best interests of the Company or its stockholders to pursue. The approval of Proposals 2, 3 and 4 will, in conjunction with the recently adopted Shareholders' Rights Plan, assist the Board of Directors and the stockholders in evaluating and responding to any such requests that may be received in the future.


PROPOSAL 2. AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
            AUTHORIZE 13,000,000 ADDITIONAL SHARES OF COMMON STOCK

     The Board of Directors of the Company has approved, subject to stockholder approval, an amendment to Article FOURTH of the Company's Certificate of Incorporation to increase the authorized shares of Common Stock from 12,000,000 to 25,000,000. The full text of the proposed amendment is as follows:

     "FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is twenty-five million (25,000,000) shares of Common Stock, par value $.01 per share."

     As of March 25, 1997, there were 5,991,276 shares of Common Stock outstanding, and options to purchase an aggregate of 85,500 shares of Common Stock were outstanding under the 1995 Employee Stock Option Plan and the Directors' Plan (the "Option Plans") (a total of 500,000 shares are reserved for issuance under the Option Plans). The additional shares of Common Stock that would be available for issuance if the proposed amendment to the Certificate of Incorporation is approved may be issued for any proper corporate purpose at any time without further stockholder approval (subject, however, to applicable statutes or the rules of the NASDAQ National Market which require stockholder approval for the issuance of shares in certain circumstances). The Board of Directors believes it is desirable to give the Company this flexibility in considering such matters as raising additional capital, acquisitions, or other corporate purposes, including in connection with any future issuance of shares in connection with the Company's Shareholders' Rights Plan. The authorization of such shares will enable the Company to act promptly and without additional expense if appropriate circumstances arise which require the issuance of such shares. The Company has no current agreements, commitments, plans or intentions to issue any additional shares, other than in connection with the Option Plans. Holders of Common Stock are not entitled to preemptive rights, and to the extent that any additional shares of Common Stock or securities convertible into Common Stock may be issued other than on a pro rata basis to current stockholders, the current ownership portion of current stockholders may be diluted. Depending upon the circumstances in which such additional shares of Common Stock are issued, the overall effects of such issuance may be to render more difficult or to discourage a merger, tender offer, proxy contest, or the assumption of control by a holder of a large block of Common Stock and the removal of incumbent management. For example, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company, and such shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action. The issuance of new shares also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider an action of such entity or person not to be in the best interests of the stockholders and the Company.

     In the absence of instructions to the contrary, the shares of Common Stock requested by a proxy delivered to the Board of Directors will be voted FOR the approval of the amendment to the Company's Certificate of Incorporation to authorize 13,000,000 additional shares of Common Stock.

PROPOSAL 3. AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
            AUTHORIZE 2,000,000 SHARES OF PREFERRED STOCK

     The Board of Directors of the Company has approved, subject to stockholder approval, an amendment to Article FOURTH of the Company's Certificate of Incorporation to authorize the issuance of up to 2,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), in one or more series on terms and conditions to be established by the Board of Directors from time to time, and commonly known as "blank check" Preferred Stock. The full text of the proposed amendment is as follows (note that the actual number of authorized shares of Common Stock will either be twelve million or twenty-five million depending on whether the stockholders approve Propoposal No. 2):

     "FOURTH: The total number of shares of capital stock that the Corporation shall have authority to issue is (A) ______________ million (__,000,000) shares of Common Stock, par value $.01 per share, and (B) two million (2,000,000) shares of Preferred Stock, par value $.01 per share; as to which Preferred Stock the Board of Directors of the Corporation shall have full and complete authority by resolution from time to time, to establish one or more series and to fix, determine and vary the voting rights, designations, preferences, qualifications, privileges, limitations, options, conversion rights and other special rights of each series, including but not limited to, dividend rates and manner of payment, preferential amounts payable upon voluntary or involuntary liquidation, voting rights, conversion rights, redemption prices, terms and conditions and sinking fund and stock purchase prices, terms and conditions."

     The term "blank check" Preferred Stock refers to stock for which the designations, preferences, conversion rights, cumulative rights, relative, participating, optional and other rights, including voting rights, qualifications, limitations, or restrictions thereof, are determined by the Company's Board of Directors. The additional authorized shares that would be available for issuance, if the proposed amendment to the Certificate of Incorporation is approved, may be issued for any proper corporate purpose at any time without further stockholder approval (subject, however, to applicable statutes or the rules of the NASDAQ National Market which require stockholder approval for the issuance of shares in certain circumstances). Each series of Preferred Stock may rank senior to the Company's Common Stock with respect to dividends and liquidation rights. No Preferred Stock is presently issued.

     If approved by the stockholders, this provision of the Certificate of Incorporation will authorize the Board of Directors to determine among other things, with respect to each series of Preferred Stock which may be issued: (i) the distinctive designation of such series and the number of shares constituting such series, (ii) whether or not shares have voting rights and the extent of such voting rights, if any (iii) the election, term of office, filling of vacancies, and other terms of the directorship of directors, if any, to be elected by the holders of any one or more series of such Preferred Stock, (iv) the dividend rights, if any, including the dividend rates, preferences with respect to other series of classes of stock, the times of payment and whether dividends shall be cumulative, (v) the redemption price, terms of redemption, the amount of and provisions regarding any sinking fund for the purchase or redemption thereof, (vi) the liquidation preferences and the amounts payable on dissolution or liquidation, and (vii) the terms and conditions, if any, under which shares of the series may be converted into any other series of class of stock or debt of the Company. Holders of Common Stock have no preemptive rights to purchase or otherwise acquire any Preferred Stock that may be issued in the future.

     The Board of Directors believes it is desirable to give the Company this flexibility in considering such matters as raising additional capital, acquisitions, or other corporate purposes. The authorization of such shares will enable the Company to act promptly and without additional expense if appropriate circumstances arise which require the issuance of such shares. The Company has no current agreements, commitments, plans or intentions to issue any additional shares, other than in connection with a possible amendment to the Shareholders' Rights Plan to provide for the issuance of Preferred Stock rather than Common Stock upon exercise of the rights. Depending upon the circumstances in which such additional shares of Preferred Stock are issued, the overall effects of such issuance may be to render more difficult or to discourage a merger, tender offer, proxy contest, or the assumption of control by a holder of a large block of Common Stock and the removal of incumbent management. For example, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company. Such shares could be privately placed with purchasers favorable to the Board of Directors in opposing such action. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Company's Common Stock, on any merger, sale, or exchange of assets by the Company or any other extraordinary corporate transaction. The issuance of new shares also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider an action of such entity or person not to be in the best interests of the stockholders and the Company.

     Until the Board determines the respective rights of the holders of one or more series of Preferred Stock, it is not possible to state the actual effect of the authorization of the Preferred Stock upon the rights of holders of Common Stock. Typical effects of such issuance could include, however; (i) reduction of the amount otherwise available for payment of dividends on Common Stock if dividends are payable on Preferred Stock, (ii) restrictions on dividends on Common Stock if dividends on the Preferred Stock are in arrears, (iii) dissolution of the voting power of Common Stock if the Preferred Stock has voting rights, and (iv) restriction of the rights of holders of Common Stock to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the holders of Preferred Stock.

     In the absence of instructions to the contrary, the shares of Common Stock requested by a proxy delivered to the Board of Directors will be voted FOR the approval of the amendment to the Company's Certificate of Incorporation to authorize the issuance of up to 2,000,000 shares of Preferred Stock.


PROPOSAL 4. AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO
            PROVIDE THAT STOCKHOLDER ACTION MAY BE TAKEN ONLY AT A MEETING OF THE STOCKHOLDERS


     The Board of Directors has approved, subject to stockholder approval, (i) an amendment to the Company's Certificate of Incorporation to add a new provision to require that stockholder action may be taken only at an annual or special meeting and to prohibit stockholder action by written consent, and (ii) an amendment to the Company's By-laws to delete Section 9 of Article II of the By-laws which permits stockholder action by written consent (both amendments being the "Written Consent Proposal"). The full text of new Article TENTH of the Certificate of Incorporation is as follows:

     "TENTH: Any action which is required to be taken by the stockholders of the Corporation or permitted to be taken by the stockholders of the Corporation may be taken only at any annual or special meeting of the stockholders, and may not be taken otherwise than at such a meeting."

     Unless otherwise provided in the Certificate of Incorporation, Delaware law permits any action required or permitted to be taken by stockholders to be taken without a meeting, without prior notice and without stockholder vote if a written consent setting forth the action to be taken is signed by the holders of shares of outstanding stock having the number of votes necessary to authorize such action at a meeting of stockholders. Currently, the Certificate of Incorporation does not contain any provisions regarding stockholder consent actions and the By-laws provide that action may be taken by written consent. Consequently, unless the Written Consent Proposal is approved, persons holding a majority interest in the Company could take significant corporate action without giving other stockholders notice or the opportunity to vote.

     The Written Consent Proposal, by prohibiting stockholder action by written consent, would require that notice of and the opportunity to participate in any proposed stockholder action be given to all stockholders of the Company who are entitled to vote on that particular matter. Such notice would enable the stockholders to take action, including judicial action, in order to protect their interests.

     In addition, the elimination of stockholder action by written consent may prevent untimely action in a context where stockholders might not have the full benefit of the knowledge, advice or participation of the Company's management and the Board of Directors. In the event of a proposed acquisition of the Company, for example, the interests of stockholders may best be served by a transaction that results from negotiations based on careful consideration of the proposed terms. Although there can be no certainty as to the result of any particular negotiations, adoption of the Written Consent Proposal may tend to promote negotiations concerning any proposed acquisition of the Company by giving the Board of Directors greater bargaining power. Any provision in the Company's Certificate of Incorporation that in effect requires a potential acquirer to negotiate with the Company's management and Board of Directors, however, could be characterized as increasing management's and the Board of Director's ability to retain their positions with the Company and to resist a transaction that may be deemed advantageous by certain stockholders. The elimination of action by written consent also may render more difficult or discourage a merger, tender offer, or proxy contest or deter, delay, or impede stockholder action not approved by the Board of Directors, such as stockholder attempts to obtain control of the Board of Directors. The Written Consent Proposal also may impede or delay, at least until the next regularly scheduled annual meeting, the initiation or consummation of significant business transactions, such as reorganizations or recapitalizations, that are opposed by the Board of Directors.

     The Company's Board of Directors is of the view that the adverse effect, if any, of the Written Consent Proposal is significantly outweighed by the greater publicity, participation, discussion and negotiation which is likely to result from the adoption of the Written Consent Proposal.

     In the absence of instructions to the contrary, the shares of Common Stock requested by a proxy delivered to the Board of Directors will be voted FOR the approval of the Written Consent Proposal.

                                  ACCOUNTANTS

PROPOSAL 5. SELECTION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends the ratification by the stockholders of the reappointment by the Board of Directors of Ernst & Young LLP as the Company's independent accountants for the fiscal year ending December 31, 1997. In the absence of instructions to the contrary, the shares of Common Stock represented by a proxy delivered to the Board of Directors will be voted FOR the ratification of the reappointment of Ernst & Young LLP. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be available to respond to appropriate questions and make such statements as he or she may desire.

                   STOCKHOLDER PROPOSALS AND DIRECTOR NOMINEES
                             FOR 1998 ANNUAL MEETING

     It is contemplated that the Company's 1998 Annual Meeting of Stockholders will be held on or about May 15, 1998. Stockholders of the Company who intend to submit proposals or submit nominees for the election of Directors at the next Annual Meeting of Stockholders must submit such proposals to the Company not earlier than February 14, 1998 nor later than March 16, 1998. Stockholder proposals should be submitted to Steel of West Virginia, Inc., P.O. Box 2547, Huntington, West Virginia 25726, Attention: Mark G. Meikle, Vice President, Treasurer and Chief Financial Officer.

                                  ANNUAL REPORT

     The Company's Annual Report for the year ended December 31, 1996, including financial statements, is being mailed together with this Proxy Statement to the Company's stockholders of record at the close of business on March 31, 1997. THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS SOLICITED BY THIS PROXY STATEMENT A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1996, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. A WRITTEN REQUEST FOR A COPY OF SUCH ANNUAL REPORT ON FORM 10-K SHOULD BE DIRECTED TO STEEL OF WEST VIRGINIA, INC., P.O. BOX 2547, HUNTINGTON, WEST VIRGINIA 25726, ATTENTION: MARK G. MEIKLE, VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER.

                                 OTHER BUSINESS

     The Board of Directors does not know of any other business to be presented to the meeting and does not intend to bring any other matters before the meeting. However, if any other matters properly come before the meeting or any adjournments thereof, it is intended that the persons named in the accompanying proxy will vote thereon according to their best judgment in the interests of the Company.

                                    By Order of the Board of Directors


                                    Stephen A. Albert
                                    Secretary
April 4, 1997

     STOCKHOLDERS ARE REQUESTED TO DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOUR PROMPT RESPONSE WILL BE HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                                                     Preliminary Proxy Materials


                          STEEL OF WEST VIRGINIA, INC.
                           17th STREET AND 2ND AVENUE
                         HUNTINGTON, WEST VIRGINIA 25703

                                      PROXY

                       Solicited by the Board of Directors
                    for the Annual Meeting of Stockholders on
                                  May 15, 1997

     The undersigned hereby appoints Robert L. Bunting, Jr., Timothy R. Duke and Stephen A. Albert or either of them, with full power of substitution, as proxies and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Steel of West Virginia, Inc. held of record by the undersigned at the close of business on March 31, 1997 at the Annual Meeting of Stockholders to be held on May 15, 1997 and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3, 4, 5 and 6.

     The Board of Directors recommends a vote FOR each of the proposals below.

1.   ELECTION OF DIRECTORS

     / / FOR all nominees listed (except     / / WITHHOLD AUTHORITY to
     as marked to the contrary below)        vote for all nominees listed below

Stephen A. Albert, Robert L. Bunting, Jr., Timothy R. Duke, Albert W. Eastburn, Daniel N. Pickens, Paul E. Thompson

(INSTRUCTION: To withhold authority to vote for my individual nominee, strike a line through the nominee's name in the list above.)

2. PROPOSAL TO APPROVE THE AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE 13,000,000 ADDITIONAL SHARES OF COMMON STOCK.

     / / FOR         / / AGAINST       / / ABSTAIN

3. PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO AUTHORIZE 2,000,000 SHARES OF PREFERRED STOCK.

     / / FOR         / / AGAINST       / / ABSTAIN

4. PROPOSAL TO APPROVE THE AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO PROVIDE THAT STOCKHOLDER ACTION MAY BE TAKEN ONLY AT A MEETING OF THE STOCKHOLDERS.

     / / FOR         / / AGAINST       / / ABSTAIN

5. PROPOSAL TO RATIFY THE REAPPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS.

     / / FOR         / / AGAINST       / / ABSTAIN

6. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS THEREOF.

     / / FOR         / / AGAINST       / / ABSTAIN

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE, OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A COMPANY, PLEASE SIGN IN FULL CORPORATE NAME BY THE PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.


PLEASE RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


____________________________
Signature



____________________________
Signature if held jointly